Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of The Mosaic Company and Cargill Fertilizer, LLC for the solicitation of consents and registration of guarantees of certain debt securities issued by IMC Global Inc. and Phosphate Resource Partners Limited Partnership, and to the incorporation by reference therein of (1) our report, dated January 30, 2004, except for Notes 17 and 19, as to which the date is March 1, 2004, with respect to the consolidated financial statements, as amended, of IMC Global Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, and (2) our report dated January 30, 2004, except for Notes 6 and 7, as to which the date is March 1, 2004, with respect to the financial statements, as amended, of Phosphate Resource Partners Limited Partnership included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

September 22, 2004